US$500,000,000	FILED PURSUANT TO RULE 433

6.125% SUBORDINATED NOTES DUE 2036 (RE-OPENING)	FILE NO. 333-132177
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Terms and Conditions:

Issuer:	Citigroup Inc.

Ratings:	Aa2/A+/AA(Moody’s/S&P/Fitch)

Trade Date:	January 10, 2007

Settlement Date:	January 16, 2007 (T+3 days)

Maturity:	August 25, 2036

Par Amount:	U.S.$500,000,000. Upon settlement, the notes will form part of the same series as, and will be fungible with, Citigroup’s outstanding 6.125% Subordinated Notes due 2036 issued on August 25, 2006, and the aggregate principal amount of this series of notes will be $2,000,000,000.

Ranking:	Subordinated

Coupon:	6.125% per annum.

Public Offering Price:	104.842% plus accrued interest from August 25, 2006

Net Proceeds to Citigroup:	Approximately $531,829,792 (before expenses but including accrued interest).

Interest Payment Dates:	The 25th day of each February and August of each year, with adjusted modified following business day convention. The first interest payment date is February 26, 2007.

Day Count:	30/360.

Defeasance:	Applicable. Provisions of Article Eleven of the Indenture apply.

Redemption at Issuer Option:	Only for tax purposes.

Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons. Redemption as a whole, not in part.

Sinking Fund:	Not applicable.

Listing:	Application will be made to list the subordinated notes on the regulated market of the Luxembourg Stock Exchange.

Minimum Denomination / Multiples:	$100,000/ multiples of $1,000 in excess thereof

Book Manager:	Citigroup Global Markets Inc.

Senior Co-Lead Managers:	Bear, Stearns & Co. Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Lehman Brothers Inc.

Junior Co-Lead Managers:	Banc of America Securities LLC Barclays Capital Inc. CastleOak Securities, L.P. Guzman & Company Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

CUSIP:	172967 DR 9

ISIN:	US172967DR95

Common Code:	026565634

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange
Commission for the offering to which this communication relates. Before you invest, you should read the prospectus

US$500,000,000	FILED PURSUANT TO RULE 433

6.125% SUBORDINATED NOTES DUE 2036 (RE-OPENING)	FILE NO. 333-132177
[citigroup logo]

in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for
Citigroup’s registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the
United States 1-877-858-5407.